July 2008
Preliminary Terms No. 694
Registration Statement No. 333-131266
Dated June 24, 2008
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies
Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Emergening Markets Currencies Relative to the U.S. Dollar
Brazilian real + Hungarian forint + Mexican peso + Romanian leu
Currency-Linked “Jump” Capital Protected Notes provide investors with exposure to an individual currency or a basket of currencies with no downside risk to the initial investment.  The “Jump” feature provides investors with the opportunity to earn an enhanced minimum return if the underlying currency or basket of currencies appreciate at all.  They are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for principal protection and uncapped upside exposure to the underlying currency or basket of currencies.
SUMMARY TERMS
Issuer:	Morgan Stanley	Issuer ratings:	Moody’s: Aa3 / S&P: A+ (each negative outlook)*
Aggregate principal amount:	$
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	July , 2008
Original issue date:	July , 2008 (5 business days after the pricing date)
Maturity date:	January 31, 2011
Principal protection:	100%
Interest:	None
Issuer call right:	None
Basket:	Basket Currencies	Weighting
	Brazilian real (“BRL”)	25.00%
	Hungarian forint (“HUF”)	25.00%
	Mexican peso (“MXN”)	25.00%
	Romanian leu (“RON”)	25.00%
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
If the basket performance is greater than zero, the greater of:
(i)  the jump amount, and
(ii) $1,000 times (x) basket performance times (y) participation rate
If the basket performance is less than, or equal to, zero:
$0

Basket performance:	Sum of the currency performance values of each of the basket currencies
Currency performance value:	With respect to each basket currency: currency performance x weighting
Currency performance:	With respect to each basket currency: (initial exchange rate / final exchange rate) – 1
Jump amount:	$400
Participation rate:	100%
Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.
Valuation date:	January 20, 2011
CUSIP:	6174467G8
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
Per Note	100%	2%	98%
Total	$	$	$
(1)     The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 7 for further details.
(2)     For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.
* The ratings listed above have been assigned to the issuer and reflect each rating agency's views of the likelihood that we will honor our obligation to pay the principal and the supplemental redemption amount, if any, payable under the terms of the notes at maturity and do not address the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The ratings assigned by the rating agencies reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold the notes and are subject to revision or withdrawal at any time by such rating agencies in their sole discretion.  Each rating should be evaluated independently of any other rating.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Currency-linked Capital Protected Notes dated May 22, 2008
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB0508001

Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Investment Overview

The Currency-Linked “Jump” Capital-Protected Notes due January 31, 2011 (the “notes”), issued by Morgan Stanley, provide investors with an opportunity to gain direct exposure to a basket of four emerging markets currencies with no downside risk to principal.

If at maturity, the equal-weighted basket of four emerging markets currencies (the “basket”) has appreciated at all relative to the U.S. dollar, the investment will return a minimum of 40% ($400) in addition to the par amount.  If the basket has appreciated by greater than 40%, the investment return is 1:1 upside participation (e.g. a 50% appreciation will return par plus 50% ($500) at maturity, or $1,500 per note).  If the basket has not appreciated or has depreciated, the investment will return par at maturity.  There will be no interest payments on the notes.

Maturity:	2.5 years
Protection at maturity:	100%
Payment at maturity:
(i)    If the basket appreciates at all Þ par plus a minimum 40% return
(ii)   If the basket appreciates by more than 40% Þ
       par plus 100% of the positive performance of the basket
(iii)  If the basket does not appreciate or depreciates Þ par

Basket Overview

Basket Currency	Weighting	Quotation Convention
Brazilian real (“BRL”)	25.00%	units of BRL / 1 USD
Hungarian forint (“HUF”)	25.00%	units of HUF / 1 USD
Mexican peso (“MXN”)	25.00%	units of MXN / 1 USD
Romanian leu (“RON”)	25.00%	units of RON / 1 USD

The graph sets forth the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2003 to June 18, 2008 and illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not take into account the jump coupon or the participation rate on the notes, nor does it attempt to show your expected return on an investment in the notes at maturity.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether increases in the value of any of the basket currencies will be offset by decreases in the value of other basket currencies, based on their historical performance.

July 2008	Page 2

Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The basket represents the combined performance of the basket currencies relative to the U.S. dollar as expressed by the exchange rates of the basket currencies from the pricing date to the valuation date.

▪
The exchange rate for each of the basket currencies is expressed as the number of units of that currency per one U.S. dollar.  As a result, a decrease in an exchange rate of any of the basket currencies means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one unit of the basket currency can purchase more dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where HUF has strengthened relative to the U.S. dollar by 10%:

Pricing date = 160.000 HUF / 1 USD and Valuation date = 145.455 HUF / 1 USD

▪
An increase in an exchange rate of any of the basket currencies means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one unit of the basket currency can purchase fewer dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where HUF has weakened relative to the U.S. dollar by 10%:

Pricing date = 160.000 HUF / 1 USD and Valuation date = 177.778 HUF / 1 USD

Actual exchange rates on the pricing date will vary.

July 2008	Page 3

Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Key Benefits

Exposure to currencies is a component of portfolio diversification.  Investors who believe they have underweight exposure to the foreign currencies in the basket, overweight exposure to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the notes to gain exposure to the basket currencies while protecting 100% of principal at maturity.

Protect Principal	▪ 100% principal protection at maturity regardless of the basket performance
Access	▪ Exposure to an equally-weighted basket of four emerging markets currencies ▪ Portfolio diversification from traditional fixed income / equity investments
Jump Coupon	▪ Minimum positive return of 40% ($400) if the basket has appreciated at all
Uncapped Participation	▪ Uncapped 1:1 upside participation (100%) in any basket appreciation greater than 40%

Summary of Key Risks (see page 11)

▪	No interest payments and possibility of no return other than the return of principal

▪	Currency exchange risk

▪	Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.

▪	Government intervention could materially and adversely affect the value of the notes.

▪	Many unpredictable factors will affect the value of the notes.

▪	Even though the basket currencies trade around-the-clock, the notes will not.

▪	Changes in the value of one or more of the basket currencies may offset each other.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Economic interests of the calculation agent may be potentially adverse to the investors.

▪
The notes will not be listed on any securities exchange.  Secondary trading may be limited and you could receive less, possibly significantly less, than par if you try to sell your notes prior to maturity.

▪	Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies.

▪	Issuer credit ratings may affect the market value of the notes.

July 2008	Page 4

Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus the supplemental redemption amount, if any, based on whether the basket has appreciated relative to the U.S. dollar on the valuation date.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
July , 2008	July , 2008 (5 business days after the pricing date)	January 31, 2011
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Basket:	Basket Currencies	Weighting
	Brazilian real (“BRL”)	25.00%
	Hungarian forint (“HUF”)	25.00%
	Mexican peso (“MXN”)	25.00%
	Romanian leu (“RON”)	25.00%
Issue price:	$1,000 per note (see “Syndicate Information” on page 7)
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
If the basket performance is greater than zero, the greater of:
(i)  the jump amount and
(ii) $1,000 times (x) basket performance times (y) participation rate
If the basket performance is less than, or equal to, zero:
$0

Basket performance:	Sum of the currency performance values of each of the basket currencies.

A depreciation of one or more basket currencies will partially or wholly offset any appreciation in any of the other basket currencies such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive your principal back at maturity.

Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of such basket currency as represented by the following formula: currency performance x weighting
Currency performance:	With respect to the each basket currency: [(initial exchange rate / final exchange rate) – 1]
Jump amount:	$400
Participation rate:	100%
Initial exchange rate:	The exchange rate as posted on the applicable reference source on the pricing date
Final exchange rate:	The exchange rate as posted on the applicable reference source on the valuation date

With respect to the Romanian leu, if the applicable reference source is unavailable and in certain other circumstances, subparagraph (i) of the definition of “exchange rate” under  “Description of Currency-linked Capital Protected Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement for currency-linked capital protected notes will apply in determining the final exchange rate.  For each other basket currency, please see the definition of “exchange rate” under “Description of Currency-linked Capital Protected Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement for currency-linked capital protected notes for a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances.

If any basket currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such basket currency after the pricing date, the calculation agent, in its sole discretion, will determine the final exchange rate (or make such adjustment to the initial exchange rate) in accordance with legal requirements and market practice on the valuation date.

July 2008	Page 5

Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Risk Factors:	Please see “Risk Factors” on page 11.
Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.
Reference source:	BRL: HUF: MXN: RON:	Reuters Page “BRFR” Reuters Page “ECB37” = (HUF/EUR) / (USD/EUR) Reuters Page “WMRSPOT10” Reuters Page “ECB37” = (RON/EUR) / (USD/EUR)
Valuation date:	January 20, 2011
Currency business day:
With respect to the Romanian leu, any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in Bucharest, Romania.  With respect to the other basket currencies, please see the definition of “currency business day” under “Description of Currency-linked Capital Protected Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement for currency-linked capital protected notes.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	6174467G8
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on June 20th, 2008, the “comparable yield” would be a rate of 5.7341% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,151.9394 due at maturity.  The actual comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2008	$23.8921	$23.8921
January 1, 2009 through June 30, 2009	$29.3555	$53.2476
July 1, 2009 through December 31, 2009	$30.1971	$83.4447
January 1, 2010 through June 30, 2010	$31.0629	$114.5076
July 1, 2010 through December 31, 2010	$31.9535	$146.4611
January 1, 2011 through the Maturity Date	$5.4783	$151.9394

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated
Calculation agent:	Morgan Stanley Capital Services Inc.

July 2008	Page 6

Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Payment currency:	U.S. dollar
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards and/or options contracts on the underlying currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rates for the basket currencies, and, therefore, the exchange rates that must prevail with respect to the underlying basket on the valuation date before you would receive at maturity a payment that exceeds the principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA:	See “ERISA” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100%	2.000%	<$999K
99.625%	1.625%	$1MM-$2.99MM
99.4375%	1.4375%	$3MM-$4.99MM
99.25%	1.25%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2008	Page 7

Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Payment at Maturity

At maturity, investors will receive $1,000 plus the supplemental redemption amount for each note they hold.

If the basket performance is:	The supplemental redemption amount will be:
greater than zero	The greater of: $400 and $1,000 x basket performance x participation rate
less than or equal to zero	$0 (Investors will only receive par at maturity)

Best Case Scenario	The basket appreciates and the notes return a minimum of 140% of par with the potential of a greater return.
Worst Case Scenario	The basket depreciates or does not appreciate and the notes redeem for par at maturity. This assumes the investment is held to maturity.

Note:

The potential for a greater return exists if the basket appreciates by more than 40%.  For example, if the basket performance is 50%, you would receive a 50% return on the investment, or $1,500.

There is no cap on your upside participation.  You will receive 100% of any basket appreciation above 40% and at least a 40% return if the basket performance is greater than zero.

If the basket performance at maturity is zero or negative, you will only receive par at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

July 2008	Page 8

Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Hypothetical Payout on the Notes

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below.  In addition, below are three payment-at-maturity examples.

How to calculate the basket performance:

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Approx. % Appreciation / Depreciation
BRL	25.00%	1.600	1.509	6%
HUF	25.00%	160.000	150.943	6%
MXN	25.00%	10.300	9.717	6%
RON	25.00%	2.400	2.500	-4%

Basket performance = Sum of currency performance values

[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  25.00%, plus

[(Initial HUF exchange rate / Final HUF exchange rate) – 1]  x  25.00%, plus

 [(Initial MXN exchange rate / Final MXN exchange rate) – 1]  x  25.00%, plus

 [(Initial RON exchange rate / Final RON exchange rate) – 1]  x  25.00%

So, using the hypothetical exchange rates above:

[(1.600 / 1.509) –1] x 25.00%  = 1.5%, plus

[(160.000 / 150.943) –1] x 25.00%  = 1.5%, plus

 [(10.300 / 9.717) –1] x 25.00%  = 1.5%, plus

 [(2.400 / 2.500) –1]  x 25.00%  = –1.0%

equals

Basket performance   =   3.5%
The basket performance may be equal to zero or less than zero even though one or more basket currencies has strengthened relative to the USD over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the USD of one or more of the other basket currencies. In this example, the appreciation of the Brazilian real, Hungarian forint and the Mexican peso is moderated by the depreciation of the Romanian leu.

July 2008	Page 9

Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Payment at maturity examples:

Example 1:  Basket performance is positive but less than or equal to 40%.  Investors receive a 40% return.

Hypothetical Basket Performance = 15%

Supplemental Redemption Amount = greater of:

•	$400; and

•	$1,000 x basket performance x participation rate
=	$1,000 x 15% x 100% = $150

Because the basket performance is positive but less than 40%, you would receive a supplemental redemption amount of $400.  The total payment at maturity per note would be $1,400, which is the sum of the $1,000 principal amount per note and a supplemental redemption amount of $400.

Example 2:  Basket performance is positive and greater than 40%.  Investors receive greater than 40% return.

Hypothetical Basket Performance = 50%

Supplemental Redemption Amount = greater of:

•	$400; and

•	$1,000 x basket performance x participation rate
=	$1,000 x 50% x 100% = $500

Because the basket performance is greater than 40%, you would receive a supplemental redemption amount that is greater than $400.  The total payment at maturity per note would be $1,500, which is the sum of the $1,000 principal amount per note and a supplemental redemption amount of $500.

Example 3:  Basket performance is negative or 0%.  Investors only receive par at maturity.

Hypothetical Basket Performance = − 5%

Supplemental Redemption Amount = $0

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note would only equal the $1,000 principal amount per note.

July 2008	Page 10

Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No interest payments and possibility of no return other than the return of principal.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity and you may only receive the principal amount of the notes you hold at maturity.

▪
Currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.  If any basket currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such basket currency after the pricing date, the calculation agent will determine, in its sole discretion, the final exchange rate for such currency in accordance with legal requirements and market practice.  Such elimination, conversion, redenomination or exchange, or any subsequent adjustments to the final exchange rate by the calculation agent, could have a material adverse effect on the value of, or payment at maturity on, the notes.

▪
Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.  The notes are linked to the performance of a basket consisting solely of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists entirely of currencies of less developed and less stable economies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country or periods of inconvertibility, which may negatively affect the value of the notes.  For special risks related to the basket currencies, other than the risks associated with the Romanian leu, which are described in the following paragraph, please see the relevant descriptions under “Annex I––Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement for currency-linked capital protected notes.

Although the Romanian leu is not officially pegged or linked to other currencies, the National Bank of Romania (“NBR”) has in the past actively managed the Romanian leu’s value in the years following the 1989 overthrow of Romania’s communist regime.  In the 1990s, the NBR conducted transactions in the foreign exchange market on an almost daily basis to mitigate movements in either direction in the value of the Romanian leu. Although the NBR has intervened in the foreign exchange market less frequently in recent years, the NBR continues to conduct transactions in the foreign exchange market to restrain movements, particularly appreciation, in the value of the Romanian leu as the Romanian economy is heavily dependent on industrial exports, which has often led to political pressure on the NBR by exporters to control the appreciation of the Romanian leu.  In addition to intervening in the foreign exchange market, the NBR has also adjusted interest rates in an attempt to manage the value of the Romanian leu even after the 2003 announcement that the NBR would move from a monetary policy of exchange rate-targeting to a stated monetary policy of inflation-targeting. Moreover, the Romanian economy has recently suffered periods of chronic inflation and in an attempt to address the consequent severe depreciation in the Romanian leu, the Romanian

July 2008	Page 11

Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

government replaced the old Romanian leu on July 1, 2005 with the new Romanian leu at a rate of 10,000 old leu to 1 new leu.  The NBR’s interventions in the foreign currency market and its policies with respect to interest rates, as a result of political pressure, economic crises or otherwise, could have a significant negative effect on the value of the Romanian leu and, consequently, the basket performance.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

▪
Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related basket currencies; and (viii) the issuer’s creditworthiness.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

▪
Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

▪
Changes in the value of one or more of the basket currencies may offset each other. A decrease in the value of one or more of the basket currencies may wholly or partially offset any increase in the value of the other basket currencies.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payment to you at maturity.

▪
Secondary trading may be limited. The notes will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily or at a price that you desire.  Morgan Stanley currently intends to act as a market maker for the notes but is not required to do so.

▪
Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies and/or in other instruments related to the basket currencies.  Affiliates of the issuer also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their

July 2008	Page 12

Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the value of the basket currencies and, as a result, could increase the value against the U.S. dollar at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the principal amount of the notes.

▪
Issuer’s credit ratings may affect the market value of the notes. Investors are subject to the credit risk of the issuer.  Any decline in the issuer’s credit ratings may affect the market value of the notes.

July 2008	Page 13

Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2003 through June 18, 2008.  The related graphs set forth each basket currency’s currency performance relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

BRL (BRL/USD)	High	Low	Period End
2003
First Quarter	3.6650	3.2610	3.3525
Second Quarter	3.3135	2.8385	2.8440
Third Quarter	3.0675	2.8155	2.9000
Fourth Quarter	2.9475	2.8310	2.8915
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.2000	2.1310	2.1355
2007
First Quarter	2.1520	2.0395	2.0590
Second Quarter	2.0475	1.9025	1.9291
Third Quarter	2.0562	1.8330	1.8330
Fourth Quarter	1.8484	1.7355	1.7790
2008
First Quarter	1.8335	1.6625	1.7597
Second Quarter (through June 18, 2008)	1.7399	1.6059	1.6059

July 2008	Page 14

Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

HUF (HUF/USD)	High	Low	Period End
2003
First Quarter	235.2400	222.1800	227.1900
Second Quarter	232.2300	207.2300	231.2700
Third Quarter	238.2000	218.3000	218.3000
Fourth Quarter	228.3000	207.8900	208.7000
2004
First Quarter	214.2800	201.6800	201.6800
Second Quarter	216.9300	201.6800	205.6100
Third Quarter	207.8800	198.2100	198.2100
Fourth Quarter	200.2100	180.0500	181.0200
2005
First Quarter	192.1500	180.7100	190.8200
Second Quarter	208.0900	189.3700	204.0400
Third Quarter	207.5700	194.4700	207.5700
Fourth Quarter	216.7400	206.2900	212.9600
2006
First Quarter	221.6900	203.0700	217.8800
Second Quarter	224.2100	203.1600	221.3900
Third Quarter	223.9800	209.4000	215.3000
Fourth Quarter	216.9900	190.2900	190.2900
2007
First Quarter	199.0100	183.5900	185.6400
Second Quarter	190.8500	179.9500	182.2100
Third Quarter	194.2600	175.9300	175.9300
Fourth Quarter	178.7300	171.2300	173.4200
2008
First Quarter	183.7100	161.9800	165.0900
Second Quarter (through June 18, 2008)	165.2600	154.6200	156.8500

July 2008	Page 15

Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

MXN (MXN/USD)	High	Low	Period End
2003
First Quarter	11.2300	10.3565	10.7700
Second Quarter	10.7970	10.1160	10.4570
Third Quarter	11.0530	10.3690	10.9860
Fourth Quarter	11.3785	10.9450	11.2285
2004
First Quarter	11.2213	10.8073	11.1251
Second Quarter	11.6698	11.1470	11.4865
Third Quarter	11.5935	11.3315	11.3820
Fourth Quarter	11.5373	11.0980	11.1470
2005
First Quarter	11.3818	10.9853	11.1702
Second Quarter	11.2445	10.7420	10.7490
Third Quarter	10.9090	10.5790	10.7590
Fourth Quarter	10.9535	10.4217	10.6349
2006
First Quarter	11.0160	10.4352	10.8740
Second Quarter	11.4806	10.8520	11.3400
Third Quarter	11.2500	10.7713	10.9837
Fourth Quarter	11.0914	10.7317	10.8188
2007
First Quarter	11.2083	10.8277	11.0448
Second Quarter	11.0180	10.7155	10.8076
Third Quarter	11.1954	10.7378	10.9355
Fourth Quarter	11.0161	10.6540	10.9088
2008
First Quarter	10.9972	10.6434	10.6434
Second Quarter (through June 18, 2008)	10.5830	10.2952	10.3071

July 2008	Page 16

Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

On July 1, 2005, the new leu replaced the old leu (“ROL”) as the currency of Romania at an exchange rate of 10,000 old lei to 1 new leu.  The exchange rates shown in the chart and graph below for periods prior to July 1, 2005 are exchange rates between the old leu and the U.S. dollar that have been divided by 10,000 to be comparable to the new leu exchange rates.

RON (RON/USD)	High	Low	Period End
2003
First Quarter	3.3937	3.2402	3.3246
Second Quarter	3.4356	3.1629	3.3014
Third Quarter	3.4486	3.2194	3.3011
Fourth Quarter	3.4788	3.2513	3.2596
2004
First Quarter	3.3440	3.1540	3.3440
Second Quarter	3.4337	3.3046	3.3473
Third Quarter	3.4207	3.2875	3.3110
Fourth Quarter	3.3485	2.7661	2.9282
2005
First Quarter	2.9737	2.6674	2.8355
Second Quarter	3.0007	2.7563	2.9776
Third Quarter	3.0234	2.7673	2.9591
Fourth Quarter	3.1263	2.9362	3.1087
2006
First Quarter	3.1163	2.8781	2.9068
Second Quarter	2.9125	2.6974	2.8000
Third Quarter	2.8740	2.7318	2.7908
Fourth Quarter	2.8154	2.5550	2.5637
2007
First Quarter	2.6403	2.5058	2.5096
Second Quarter	2.5044	2.3021	2.3021
Third Quarter	2.4427	2.2589	2.3415
Fourth Quarter	2.4576	2.2991	2.4503
2008
First Quarter	2.5873	2.3448	2.3628
Second Quarter (through June 18, 2008)	2.3956	2.2246	2.3605

July 2008	Page 17